Exhibit 99.1

For more information, contact:

Nancy Davis	or	Dan Pecchia

Rainbow Rentals, Inc.		Innis Maggiore Group

(330) 533-5363, ext. 121		(330) 702-0490

ndavis@rainbowrentals.com		dan@innismaggiore.com

FOR IMMEDIATE RELEASE

Rainbow Rentals Announces Management Team Changes

CANFIELD, Ohio (May 7, 2003) — Rainbow Rentals, Inc. (Nasdaq: RBOW) today announced the departure of Larry S. Hendricks as chief operating officer and a director. Hendricks, one of Rainbow’s founders, is leaving to pursue other personal and business interests. Hendricks said, “This is a good time for a transition at Rainbow. We have successfully implemented major changes in the past year that have begun to generate more favorable results in the past four months, and the company is in good hands. I believe the management team is positioned very well for success, and they have my full support. I’m looking forward to some new business opportunities, as well as spending more time with some of the ministries I’ve supported and pursuing my life-long dream of coaching.”

“Larry has been a force in making Rainbow what it is today,” said Wayland J. Russell, chairman and chief executive officer. “His experience and understanding of the rent-to-own customer have played a key role in Rainbow’s growth as a premier store operator. He has also been a mentor and friend to his colleagues on our management team and throughout our company. He will be deeply missed in our offices and our stores.”

Rainbow has promoted S. Robert Harris to the position of chief operating officer. Harris brings more than 20 years of rent-to-own experience to Rainbow. He began his career as a manager trainee at Remco, a rent-to-own chain, in 1975. He was promoted to positions of increasing responsibility at Remco, including regional manager and vice president of human resources, until he became chief operating officer, a position he held for nearly 10 years, until the company was sold to Thorn Americas in 1995. Harris remained with Thorn for approximately one year. From 1996 through 2002, he served as chairman and chief executive officer of Texas Shamrock Homes, a retailer of manufactured housing, which he sold prior to joining Rainbow in January 2003 as regional supervisor.

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Rainbow Rentals Announces Management Changes

“Robert has already made significant contributions to Rainbow, and we’re confident that his experience and talent will drive us to greater success,” Russell said. “His understanding of our industry and history of running $1 million stores fits well with Rainbow and will help us build on our reputation as a premier operator of high-volume stores.”

Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 119 rental-to-own stores in 13 states — Connecticut, Georgia, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. Rainbow also accepts product orders by phone and at its website, located at http://www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates.

Statements in this release, other than those concerning historical information, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the “safe harbor” provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current beliefs and assumptions regarding future events and operating performance and speak only as of the date of this release. These statements are likely to address growth strategy, future financial performance (including sales and earnings), strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of the company that could cause actual results to differ materially from those expressed or implied. These factors include risks associated with general economic conditions, failure to execute business plans, unforeseen issues beyond the company’s control, greater than expected expenses associated with company activities, effects of adopting new accounting pronouncements and other risk factors as described in the company’s annual 10-K report and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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